NAME OF REGISTRANT
Franklin Investors Securities Trust
File No. 811-04986

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on September 20 2014;

-	Franklin Adjustable U.S. Government Securities Fund